Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION ACQUIRES MAJORITY OF DIRECTED’S AUTOMOTIVE AFTERMARKET BUSINESS

The acquisition includes Directed’s aftermarket remote start and security systems and connected car solutions businesses for a total cash purchase of $11 million plus assumption of certain liabilities

ORLANDO, Fla., July 6, 2020 – VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, is pleased to announce it has successfully acquired the aftermarket vehicle remote start and security systems (“RSS”) and connected car solutions (“CC”) businesses of Directed, LLC and Directed Electronics Canada Inc. (“Directed”). This transaction was completed on July 2, 2020, via an Asset Purchase Agreement (“Agreement”). VOXX DEI LLC, a newly formed 75% owned subsidiary of VOXX and VOXX DEI Canada Ltd. are the Buyers.

The cash purchase price is $11 million and the assets the Buyer acquired include inventory, accounts receivable, IT systems, intellectual property (which includes patents, trademarks, domain names, and copyrights), plus certain fixed assets. The Buyer, following a soon-to-be-completed agreement with Nutek Corporation in exchange for 25% of the newly formed subsidiary, will assume ~$4.2 million in trade payables and claims, and certain obligations in Canada related to retention of employees and real estate leases. After speaking with various parties during its due diligence and based on the value of inventory and accounts receivable, the Company believes it should generate more than $10 million in cash within the next two quarters. The Company also expects the acquisition of assets to be accretive in this current fiscal year, taking a conservative near-term outlook based on the current COVID-19 environment. This transaction is expected to add ~$50 million in net sales on an annualized basis, provided there is no further deterioration in the economy due to the global pandemic.

Directed has been VOXX’s primary competitor in the North America RSS business for years, and to a lesser extent, in the

CC segment (telematics). Now, the combination of assets provides VOXX with a stronger offering for its customers, while also expanding its distribution network. Further, the addition of Directed’s top-tier engineering team will help drive innovation as it brings together the best engineering talent in the industry.

Within the RSS business, Directed boasts a portfolio of eight brands, led by Viper®, along with Autostart®, AstroStart®, Automate®, Avital®, Clifford®, Directed®, and Python®. Analog and digital products include security, remote start and combined systems directly hardwired into vehicles, as well as systems with data bus interface modules. Acquired assets also include an accessories line. Within the CC business, products are sold under the Viper and Directed brands. This asset purchase adds not only new products with consumer-rich features, it also brings Directed’s market-leading Vehicle Control Platform, which provides subscription-based revenue and the potential to expand into enterprise and fleet B2B markets. All brands are sold through an expansive distribution network which includes aftermarket and electronic specialists, wholesalers and distributors, national and regional CE auto aftermarket retailers, car dealerships and expeditors, and to the Original Equipment Manufacturer (“OEM”) markets.

Pat Lavelle, President and Chief Executive Officer of VOXX International Corporation stated, “I have known the Directed team for years, having competed against them at every turn, and we could not be happier in adding their brands, customers and team to the VOXX family. This is a natural fit for both companies, with far reaching synergies and opportunities to leverage platforms and talent to improve the customer offering, learn from each other and enhance value. The engineering talent we are adding is exceptional and we already see areas for cross-over, sharing best practices and leveraging their skillsets for other technology breakthroughs. Our balance sheet remains strong and we expect to recoup the cash outlay for this transaction within the next two quarters. Thus, this is an acquisition that essentially will pay for itself on a cash basis in the near-term, following the sale of inventory and collections, and significantly strengthen our customer value-proposition.”

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 30 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company's annual report on Form 10-K for the fiscal year ended February 29, 2020 and other filings made by the Company from time to time with the SEC. The factors described in such SEC filings include, without limitation: the impact of the COVID-19 outbreak on the Company's results of operations, the Company's ability to realize the anticipated results of its business realignment; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. The Company assumes no obligation and does not intend to update these forward-looking statements.

Investor & Media Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Tel: 212-786-6011 / Email: gwiener@GWCco.com